Exhibit 99.1

Press Release

Safehold Closes $475 Million Private Placement of 3.980% Senior Unsecured Notes Due 2052

NEW YORK, January 31, 2022

Safehold Inc. (NYSE: SAFE), the creator and leader of the modern ground lease industry, announced today that its operating partnership, Safehold Operating Partnership LP (the "Operating Partnership"), has signed a definitive master note purchase agreement providing for a private placement of $475 million aggregate principal amount of its 3.980% senior notes due February 15, 2052 (the “Notes”). Pricing is based on the 30-year Treasury rate plus a spread of +180 basis points. The Operating Partnership can elect to draw on these funds on up to two occasions through April 18, 2022 subject to customary conditions to closing. The Notes will be fully and unconditionally guaranteed by the Company.

The Company intends to use the net proceeds from the offering to repay borrowings under its unsecured revolving credit facility and for general corporate purposes, which may include making additional investments in ground leases.

The Senior Unsecured Notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Company Contact:

Jason Fooks
Senior Vice President
Investor Relations & Marketing
T 212.930.9400
E investors@safeholdinc.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com